Exhibit 99.2
Longfoot Communications Corp. Closes Sale of 51% of the Company
Thursday November 29, 9:00 am ET

LOS ANGELES--(BUSINESS WIRE)--Longfoot Communications Corp. (OTCBB:LGFC - News) today closed a Stock Purchase Agreement with four investors, led by an entity beneficially owned by Dr. Phillip Frost. In accordance with the agreement, Longfoot implemented a one-for-three reverse stock split, increased its authorized common and preferred shares, and sold an aggregate of 1,698,382 post-reverse split unregistered shares, or approximately 51% of the outstanding post-reverse split shares, to this investor group. The company sold all its operating assets, consisting principally of equipment, to an unrelated party in November 2007. In addition, in connection with the sale of its operating assets, the Company surrendered its sole low power television license to the Federal Communications Commission. The aggregate purchase price for the shares was set in the agreement as an amount equal to approximately net cash of the company on the closing date after deducting liabilities and costs, including costs and expenses of this transaction. This amount equaled $50,000. Certain shareholders have agreed to contribute an amount, which following expenses, yielded the Company a net $50,000. As a consequence of these transactions, at closing, the Company has $100,000 in cash and no liabilities. Effective with this closing, two of the Company’s directors and officers, Jack Brehm and Arthur Lyons, resigned today. The board appointed Steve Rubin and Dr. Subbarao Uppaluri to the vacant director positions. Following these appointments two vacancies remain on the board of directors. Aaron A. Grunfeld, a director, was appointed as the Company’s interim and acting Chief Executive Officer, Chief Financial Officer and Secretary.

Steven D. Rubin. Mr. Rubin has served as Executive Vice President - Administration of OPKO Health, Inc. since May 2007 and a director of OPKO Health, Inc. since February 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Before joining IVAX, Mr. Rubin was Senior Vice President, General Counsel and Secretary with privately-held Telergy, Inc., a provider of business telecommunications and diverse optical network solutions, from early 2000 to August 2001. In addition, he was with the Miami law firm of Stearns Weaver Miller Weissler Alhadeff & Sitterson from 1986 to 2000, in the Corporate and Securities Department. Mr. Rubin had been a shareholder of that firm since 1991 and a director since 1998. Mr. Rubin currently serves on the board of directors of Dreams, Inc., a vertically integrated sports licensing and products company, and Cellular Technical Services Company, Inc., the parent company of Safestitch LLC, a medical device company.

Rao Uppaluri, Ph.D. Dr. Uppaluri has served as Senior Vice President and Chief Financial Officer of OPKO Health, Inc. since May 2007. Dr. Uppaluri served as the Vice President, Strategic Planning and Treasurer of IVAX from 1997 until December 2006. Before joining IVAX, from 1987 to August 1996, Dr. Uppaluri was Senior Vice President, Senior Financial Officer and Chief Investment Officer with Intercontinental Bank, a publicly traded commercial bank in Florida. In addition, he served in various positions, including Senior Vice President, Chief Investment Officer and Controller, at Peninsula Federal Savings & Loan Association, a publicly traded Florida S&L, from 1983 to 1987. His prior employment, during 1974 to 1983, included engineering, marketing and research positions with multinational companies and research institutes in India and the United States.

About Longfoot Communications Corp:

Upon the disposition of our operating assets in November 2007, we became a "shell company" with no operating assets or business. Our plan of business will be to identify and evaluate a merger or other business combination with an operating company. No assurance can be given as to when or if we will be successful in doing so. These factors raise substantial doubt about the Company’s ability to continue as a going concern in the short term and its business activities or profitability in the long term.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by Longfoot may not proceed as contemplated, and by all other matters specified in Longfoot’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. Longfoot does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Longfoot’s filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:
Longfoot Communications Corp.
Aaron A. Grunfeld, Acting Chief Executive Officer
310-788-7577